Exhibit 99.1

Berkshire Hathaway Energy Announces Purchase of Additional Stake in Cove Point LNG

Des Moines, IA – July 10, 2023 – Berkshire Hathaway Energy today announced it has executed an agreement to purchase Dominion Energy’s 50% limited partnership stake in the Cove Point LNG, LP business. Subject to applicable regulatory approvals, the purchased interest will be held within BHE GT&S, LLC, a Berkshire Hathaway Energy business unit. A subsidiary of BHE GT&S is also the current general partner and operator of the Cove Point natural gas pipeline and its liquefied natural gas terminal located in Lusby, Maryland.

The transaction is valued at $3.3 billion. It will be funded with cash on hand including cash realized from the liquidation of certain investments. Upon closing, Berkshire Hathaway Energy will own a 75% limited partnership stake in Cove Point LNG, LP. A subsidiary of Brookfield Infrastructure Partners holds the remaining 25% limited partnership interest in Cove Point LNG, LP.

BHE GT&S president Paul Ruppert noted, “We are proud of our operations at Cove Point and are excited for this opportunity to increase our ownership in these world-class facilities. The Cove Point team will continue to focus on providing safe, affordable and reliable service to its valued customers.”

About BHE GT&S

BHE GT&S is an interstate natural gas transmission and storage company headquartered in Richmond, Virginia, and an indirect subsidiary of Berkshire Hathaway Energy. The company currently operates 5,400 miles of transmission pipeline in the eastern U.S., 756 Bcf of total natural gas storage capacity – with 420 Bcf of working gas capacity, and natural gas gathering and processing assets. BHE GT&S provides LNG solutions through Cove Point LNG, Pivotal LNG and other LNG processing and storage ventures. The energy we provide supports customers including major utilities, power plants and manufacturing through numerous links to production and major pipelines. We are committed to innovative and sustainable solutions that give our customers more options to move their gas safely, reliably and efficiently. Read more at bhegts.com.

Forward-Looking Statements

This press release contains a number of forward-looking statements. Words such as “pending,” “subject to,” “will,” “to be,” “opportunity,” “increase,” “world-class,” “continue,” “reliable,” and variations of such words and similar future or conditional expressions are intended to identify forward-looking statements. These statements are not historical facts and are based on Berkshire Hathaway Energy’s current beliefs, expectations, estimates and projections. These forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and beyond Berkshire Hathaway Energy’s control, which could cause actual results to differ materially from those indicated in the forward-looking statements. Those factors include, without limitation, Berkshire Hathaway Energy’s ability to achieve the intended benefits of the agreement and the risk factors set forth in Berkshire Hathaway Energy filings and agreements. Berkshire Hathaway Energy disclaims and does not undertake any obligation to update, revise or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.